UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                  FORM 5

         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person*



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   (Last)                            (First)              (Middle)
   Cohen                             Bonnie
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                                    (Street)
                               1824 Phelps Pl., NW
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   (City)                            (State)                (Zip)
  Washington                           DC                   20008
_______________________________________________________________________________

2. Issuer Name and Ticker or Trading Symbol
         Cohen & Steers Quality Income Realty Fund, Inc. (RQI)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
         December 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)



     |X|  Director                             |_|  10% Owner
     | |  Officer (give title below)           |_|  Other (specify below)


     ____________________________________________________________________
______________________________________________________________________________


7. Individual or Joint/Group Filing
(check applicable line)
         |X| Form filed by One Reporting Person
         |_| Form filed by More than One Reporting Person

     Table I -- Non-Derivative Securities Acquired, Disposed of,
                 or Beneficially Owned

1. Title of Security
   (Instr. 3)
   Common Stock

2. Transaction Date
    (mm/dd/yy)


2A.  Deemed Execution Date, if any
      (mm/dd/yy)


3.  Transaction Code
     (Instr. 8)

       J

4.  Securities Acquired (a) or Disposed of (D)
     (Instr. 3, 4, and 5)

     Amount
       68

     (A) or (D)
       A

      Price

5.   Amount of Securities Beneficially Owned at the End of the Issuer's Fiscal
      Year
     (Instr. 4)

       1068

6.   Ownership Form:
        Direct (D) or Indirect (I)
        (Instr. 4)

        D

7.    Nature of Indirect Beneficial Ownership
       (Instr. 4)



* If the form is filed by more than one reporting person, see instruction 4(b)(v).


FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



1. Title of Derivative Security
   (Instr. 3)


2. Conversion or Exercise Price of Derivative Security

3. Transaction Date
    (mm/dd/yy)

3A. Deemed Execution Date if any
     (mm/dd/yy)

4. Transaction Code
    (Instr. 8)

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   (A)


   (D)


6. Date Exercisable and Expiration Date
   (Month/Day/Yar)

      Date Exercisable



      Expiration Date

7. Title and Amount of Underlying Securities
   (Instr. 3 and 4)

      Title

      Amount or Number of Shares

8. Price of Derivative Security
    (Instr. 5)

9. Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

10. Ownership of Derivative Security:
    Direct (D) or Indirect (I)
     (Instr. 4)

11. Nature of Indirect Beneficial Ownership
     (Instr. 4)


Explanation of Responses:

        J - Dividend Reinvestment



    /s/ Bonnie Cohen                                        January 27, 2003
---------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.



                   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.